UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

January 18, 2012

Date of Report (Date of earliest event reported)

JAZZ PHARMACEUTICALS PUBLIC LIMITED COMPANY

(Exact name of Registrant as specified in its charter)

Ireland	001-33500	98-1032470
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

45 Fitzwilliam Square, Dublin 2, Ireland

(Address of principal executive offices, including zip code)

011-353-1-634-4183

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On January 18, 2012, Carol A. Gamble resigned from her position as Senior Vice President, General Counsel and Corporate Secretary of Jazz Pharmaceuticals plc (the “Company”) and Jazz Pharmaceuticals, Inc., effective as of March 12, 2012 (the “Retirement Date”), in connection with her retirement. Ms. Gamble will continue as an employee of the Company until the Retirement Date, following which Ms. Gamble will serve as a consultant to the Company during a 4-month transition period as described below.

(e) In connection with Ms. Gamble’s retirement, the Company and Ms. Gamble entered into a Separation Agreement on January 18, 2012, pursuant to which the Company will retain Ms. Gamble as a consultant to the Company until July 12, 2012, unless the consulting relationship is terminated earlier under certain circumstances or extended by mutual agreement of the parties (the “Consulting Period”). During the Consulting Period, Ms. Gamble will be compensated at a rate of $200 per hour for services performed at the request of the Company, and the stock options previously granted to Ms. Gamble under the Company’s equity incentive plans will continue to vest during the Consulting Period in accordance with their existing terms. Pursuant to the Separation Agreement, in exchange for Ms. Gamble’s full general release of claims, the Company agreed (i) to make a single lump sum payment to Ms. Gamble equal to ten months of her current base salary, less required deductions and withholdings, and (ii) to pay the COBRA premiums necessary to continue Ms. Gamble’s health insurance coverage (including dependent and other family member coverage, if any) until the earlier to occur of the date on which Ms. Gamble and her dependents are covered by another employer’s group health plan, or December 31, 2012. Ms. Gamble remains eligible to receive her full annual bonus for 2011 pursuant to the terms of the Company’s 2011 Bonus Plan. The Separation Agreement will become effective on the eighth day following Ms. Gamble’s execution thereof, unless revoked by Ms. Gamble prior thereto.

The foregoing summary of the Separation Agreement is not intended to be complete and is qualified in its entirety by reference to the full text of the Separation Agreement to be filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAZZ PHARMACEUTICALS PLC

By:	/s/ Bruce C. Cozadd
Name: Bruce C. Cozadd
Title: Chairman and Chief Executive Officer

Date: January 24, 2012